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                                                                    Exhibit 21.1

                              List of Subsidiaries


  Subsidiaries of Registrant                      Jurisdiction of Incorporation
  --------------------------                      -----------------------------
SpeechWorks International Holdings, Inc.           Delaware
SpeechWorks Technology (Canada), Inc.              Canada
SpeechWorks (BVI) Ltd.                             British Virgin Islands
SpeechWorks Asia Pacific Pte. Ltd.                 Singapore
SpeechWorks U.K. Ltd                               United Kingdom
SpeechWorks Europe B.V.                            Netherlands
SpeechWorks Japan K.K.                             Japan
SpeechWorks France S.A.S.                          France
SpeechWorks Deutchland GmbH                        Germany
SpeechWorks Securities Corporation                 Massachusetts
SpeechWorks Acquisition Sub, Inc.                  New York